Exhibit 4.2

RF INDUSTRIES, LTD.
INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”), is made as of the __ day of -___________, 200_ by and between RF Industries, Ltd., a Nevada corporation (the “Company”), and ________ _________ (“Optionee”).

RECITAL

The action of the Board of Directors of the Company (the “Board”) has authorized the granting to Optionee as an employee of the Company of an incentive stock option, pursuant to the Company’s 2010 Stock Incentive Plan (the “Plan”), to purchase the number of shares of common stock of the Company specified in Section 1 hereof, at the price specified therein, such option to be for the term and upon  the terms and conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

1.           Number of Shares; Option Price.  Pursuant to said action of the Board, the Company hereby grants to Optionee the option (“Option”) to purchase, upon and subject to the terms and conditions of the Plan, __________ shares of common stock of the Company (“Shares”) at the price of $______ per Share (which price shall be no less than the fair market value of a Share on the date of grant of this Option).

2.           Term.  This Option shall expire on the day before the ______ anniversary of the date of grant of the Option (the “Expiration Date”), unless such Option shall have been terminated prior to that date in accordance with the provisions of this Agreement.

3.           Shares Subject to Exercise.  This Option shall be exercisable in installments as to ___________ of the number of Shares on the first ______ anniversaries of the date hereof, as to ___________ of the number of Shares on the second ______ anniversaries of the date hereof, and as to ___________ of the number of Shares on the third ______ anniversaries of the date hereof provided, however, that an installment shall not become exercisable if the Optionee is not employed as an employee of the Company, or any of its subsidiaries, as of such anniversary date.  Once exercisable, the Option shall thereafter remain exercisable as to such Shares for the term specified in Section 2 hereof, unless Optionee’s employment is terminated pursuant to Section 6 hereof or the Option is terminated pursuant to a Corporate Transaction (as defined in Section 15 hereof).

4.           Method and Time of Exercise.  The Option may be exercised by written notice delivered to the Company at its principal executive office stating (i) that Optionee has no plan to violate Section 16 in the future, (ii) that Optionee agrees to notify the Company within ten (10) days of a violation of Section 16 hereof, and (iii) the number of shares with respect to which the Option is being exercised, together with:

(A)          a check or money order made payable to the Company in the amount of the exercise price and any withholding tax, as provided under Section 5 hereof; or

(B)           if expressly authorized in writing by the Board, in its sole discretion, at the time of the Option exercise, the tender to the Company of shares of the Company’s common stock owned by Optionee having a fair market value not less than the exercise price; or

(C)           if expressly authorized in writing by the Board, subject to the Sarbanes-Oxley Act of 2002, in its sole discretion, at the time of the Option exercise, the Optionee’s full recourse promissory note in a form approved by the Company; or

(D)          if any other method such as cashless exercise is expressly authorized in writing by the Board, in its sole discretion, at the time of the Option exercise, the tender of such consideration having a fair market value not less than the exercise price.

Only whole shares may be purchased.

5.           Tax Withholding.  In general, no tax withholding is required with respect to this Option or its exercise.  If, however, for any reason all or part of this Option is considered to be a non-qualified stock option, rather than an incentive stock option, then, as a condition to exercise of such portion of this Option, the Company may require Optionee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Option in that connection.  At the discretion of the Board and upon the request of Optionee, the minimum statutory withholding tax requirements may be satisfied by the withholding of Shares otherwise issuable to Optionee upon the exercise of this Option.

6.           Exercise on Termination of Employment.  If for any reason Optionee ceases to be employed by the Company or any of its subsidiaries (such event being called a “Termination”), this Option (to the extent then exercisable) may be exercised in whole or in part at any time, except with respect to a Termination For Cause, only within 90 days of the date of such Termination, but in no event after the earlier of the Expiration Date or a Corporate Transaction which terminates the Option pursuant to Section 15 hereof.  For purposes of this Agreement, “employment” means service as an employee.  For purposes of this Agreement, Optionee’s employment shall not be deemed to terminate by reason of a transfer to or from the Company or its subsidiary or among such entities, or sick leave, military leave or other leave of absence approved by the Board, if the period of any such leave does not exceed ninety (90) days or, if longer, if Optionee’s right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.  For purposes of this Agreement, “Termination For Cause” shall mean Optionee’s loss of employment by the Company or any of its subsidiaries due to Optionee’s (a) willful breach or habitual neglect or continued incapacity to perform Optionee’s required duties, (b) commission of acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of Optionee’s duties or (c) termination for cause under any employment agreement between the Company and Optionee (as defined therein).  In the event Optionee’s employment by the Company or any of its subsidiaries is Terminated For Cause, then the Option shall cease to be exercisable as of the date of such Termination.

7.           Non-Transferability.  This Option may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised only by Optionee during the Optionee’s lifetime and after the Optionee’s death, by the Optionee’s personal representative or by the person entitled thereto under the Optionee’s will or the laws of intestate succession.

8.           Optionee Not a Stockholder.  Optionee shall have no rights as a stockholder with respect to the Shares covered by this Option until the date of issuance of a stock certificate or stock certificates to the Optionee upon exercise of this Option.  No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

9.           No Right to Employment.  Nothing in the Option granted hereby shall interfere with or limit in any way the right of the Company or of any of its subsidiaries to terminate Optionee’s employment, consulting or advising at any time, nor confer upon Optionee any right to continue in the employ of, consult with, or advise the Company or any of its Subsidiaries.

10.         Modification and Waiver.  This Option may not be modified except by a writing signed by both parties, except that either party may waive any right hereunder by an instrument unilaterally signed.

11.         Restrictions on Sale of Shares.  Optionee represents and agrees that upon the Optionee’s exercise of this Option, in whole or in part, unless there is in effect at that time under the Securities Act of 1933 a registration statement relating to the Shares issued to the Optionee, the Optionee will acquire the Shares issuable upon exercise of this Option for the purpose of investment and not with a view to their resale or further distribution, and that upon such exercise thereof the Optionee will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance.  Optionee agrees that any certificates issued upon exercise of this Option may bear a legend indicating that their transferability is restricted in accordance with applicable state and federal securities law.  Any person or persons entitled to exercise this Option under the provisions of Sections 6 and 7 hereof shall, upon each exercise of this Option under circumstances in which Optionee would be required to furnish such a written statement, also furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.

12.         Nevada Law Governs.  This Agreement shall be interpreted under the internal laws of the State of Nevada and any action hereunder shall be brought in the state or federal courts of Nevada.

13.         Notices.  All notices to the Company shall be addressed to the Corporate Secretary at the principal executive office of the Company at  7610 Miramar Road, Building 6000, San Diego, California 92126, and all notices to Optionee shall be addressed to Optionee at the address of Optionee on file with the Company, or to such other address as either may designate to the other in writing.  A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service.  In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to Optionee or to the Corporate Secretary (as the case may be).

14.         Sale or Other Disposition.  If Optionee at any time contemplates the disposition (whether by sale, gift, exchange, or other form of transfer) of any Shares acquired by exercise of this Option, the Optionee shall first notify the Company in writing of such proposed disposition and cooperate with the Company in complying with all applicable requirements of law, which, in the judgment of the Company, must be satisfied prior to such disposition.

15.         Corporate Transactions.  In the event of a Corporate Transaction  (as such term is defined in the Plan), the Board shall notify Optionee at least thirty (30) days prior thereto or as soon as may be practicable.  To the extent not previously exercised, this Option shall terminate immediately prior to the consummation of such Corporate Transaction unless the Board determines otherwise in its sole discretion; provided, however, that the Board, in its sole discretion, may (i) permit exercise of this Option prior to its termination, even if this Option would not otherwise have been exercisable, and (ii) provide that this Option shall be assumed or an equivalent option substituted by an applicable successor corporation or any subsidiary of the successor corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RF INDUSTRIES, LTD.

By:
Name:
Title:

OPTIONEE:

Address:

Social Security Number